Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Robin N. Lowe
Chief Financial Officer
T: 1-345-815-9919
E: Robin.Lowe@AltisourceAMC.com

Altisource Residential Corporation Reports Fourth Quarter and Full Year 2016 Results;
Continues to Meet Growth, Operating and Disposition Objectives

CHRISTIANSTED, U.S. Virgin Islands, March 1, 2017 (GLOBE NEWSWIRE) - Altisource Residential Corporation (“RESI” or the “Company”) (NYSE: RESI) today announced financial and operating results for the fourth quarter and full year of 2016.

Fourth Quarter 2016 Highlights and Recent Developments

•
Executed a non-binding letter of intent to purchase up to 3,500 rental homes with seller financing from two entities sponsored by Amherst Holdings, LLC, with the first closing expected to occur in the first quarter of 2017.[1]

•	Successfully integrated the recently purchased portfolio of 4,262 rental properties into RESI’s growing single-family rental business.

•	Increased fourth quarter 2016 rental revenue by 154% over the third quarter to $24.3 million.

•
Agreed to two loan sales totaling 2,940 mortgage loans with an unpaid principal balance (“UPB”) of $694.7 million for estimated proceeds of approximately 97% of the September 30, 2016 balance sheet carrying value. Upon completion, the sales are expected to represent the divestiture of substantially all of RESI's mortgage loan portfolio.[2]

•	Sold 468 non-rental REO properties.

•	Completed repurchases of $2.8 million of stock, bringing total repurchases under the repurchase program to $46.5 million.

Full Year 2016 Highlights

•	Increased rental portfolio to 8,603 homes as of December 31, 2016, an increase of 215% over the 2,732 properties in the rental portfolio as of December 31, 2015.

•	Increased rental revenue by 267% over the 2015 fiscal year to $48.6 million.

•
Diversified the Company's property management services, adding Main Street Renewal, LLC as an additional nationwide property manager for a large portion of the Company’s single-family rental portfolio.

•
Reduced the Company's mortgage loan portfolio by 54% from 7,036 loans with an aggregate UPB of $1.8 billion at December 31, 2015 to 3,474 loans with an aggregate UPB of $823.3 million at December 31, 2016.

•	Sold 2,668 non-rental REO properties compared to the 1,321 REO properties sold in 2015.

•	Continued to optimize funding by obtaining longer term financing and higher advance rates.

________________

[1]	Transaction is subject to negotiation of definitive transaction agreements and RESI's completion of due diligence.

[2]	First sale closed in January 2017. Second sale is subject to negotiation of definitive purchase agreement and buyer's completion of due diligence.

“During the fourth quarter and throughout the entire 2016 fiscal year, we continued to execute on our objectives. We have achieved tremendous growth in both our rental portfolio and in rental revenues, all while continuing to improve our rental property operating metrics,” said Chief Executive Officer, George Ellison. “We have successfully integrated the 4,262 high-yielding rental properties we acquired on September 30, 2016 and accelerated the sale of our non-rental assets to facilitate the acquisition of additional targeted rental assets. We had a strong 2016 and have had a promising start to 2017. We are excited to continue our impressive growth and to leverage our cost-effective property management relationships to generate robust returns and long-term value for our stockholders.”

Strategic Update

RESI continues to deliver on its commitment to be one of the top single-family rental REITs serving working class American families and their communities. Its strategy is to build long-term shareholder value through the creation of a large portfolio of single-family rental homes that are targeted to operate at a best-in-class yield. The Company believes there is a compelling opportunity in the single-family rental market and that it has implemented the right strategic plan to capitalize on the sustained growth in single-family rental demand. The Company targets the moderately-priced single-family home market that, in the Company's view, offers optimal yield opportunities.

In order to achieve this goal, RESI has focused on (i) identifying and acquiring high-yielding single-family rental properties in pools or on a targeted, individual basis; (ii) working with our property managers to implement a cost-effective and scalable property management structure; (iii) selling certain mortgage loans and non-rental REO properties that do not meet the Company’s targeted rental criteria, which generates cash that the Company may reinvest in acquiring additional single-family rental properties; and (iv) resolving the remaining mortgage loans in its portfolio, including the conversion of a portion of the underlying properties to rental units. Through these avenues, the Company can capitalize on attractive single-family rental economics and continue its transition to a 100% single-family rental REIT, which will position the Company to provide a consistent return on equity and long-term growth for its investors.

Fourth Quarter and Full Year 2016 Financial Results

Net loss for the fourth quarter of 2016 totaled $61.2 million, or $1.14 per diluted share, compared to net loss of $66.2 million, or $1.18 per diluted share, for the fourth quarter of 2015. Net loss for the year ended December 31, 2016 totaled $228.0 million, or $4.18 per diluted share, compared to net loss of $46.0 million, or $0.81 per diluted share, for the year ended December 31, 2015.

Webcast and Conference Call

The Company expects to host a webcast and conference call on Wednesday, March 1, 2017, at 8:30 a.m. Eastern Time to discuss its financial results for the fourth quarter and full year of 2016. The conference call will be webcast live over the internet from the Company’s website at www.altisourceresi.com and can be accessed by clicking on the “Shareholders” link.

About Residential

Residential is focused on providing quality, affordable rental homes to families throughout the United States. Additional information is available at www.altisourceresi.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, anticipations and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies as well as industry and market conditions. These statements may be identified by words such as “anticipate,” “intend,” “expect,” “may,” “could,” “should,” “would,” “plan,” “estimate,” “seek,” “believe” and other expressions or words of similar meaning. We caution that forward-looking statements are qualified by the existence of certain risks and uncertainties that could cause actual results and events to differ materially from what is contemplated by the forward-looking statements. Factors that could cause the Company’s actual results to differ materially from these forward-looking statements may include, without limitation, our ability to implement our business strategy; our ability to make distributions to our stockholders; the impact of changes to the supply of, value of and the returns on sub-performing and non-performing loans and single-family rental properties; our ability to successfully modify or otherwise resolve sub-performing and non-performing loans; our ability to convert loans to single-family rental properties and acquire single-family rental properties generating attractive returns; our ability to complete potential transactions in accordance with anticipated terms and on a timely basis or at all; our ability to predict costs; difficulties in identifying single-family properties to acquire; our ability to integrate newly acquired rental assets into the portfolio; our ability to effectively compete with competitors; our ability to apply the net proceeds from financings in target assets in a timely manner; changes in interest rates and the market value of the collateral underlying our sub-performing and nonperforming loan portfolios or acquired single-family properties; our ability to obtain and access financing arrangements on favorable terms, or at all; our ability to retain the exclusive engagement of Altisource Asset Management Corporation; the failure of Altisource Portfolio Solutions S.A. and its affiliates to effectively perform its obligations under various agreements with us; the failure of Main Street Renewal, LLC to effectively perform under its property management agreement with us; the failure of our servicers to effectively perform their servicing obligations under their servicing agreements with us; our failure to qualify or maintain qualification as a REIT; our failure to maintain our exemption from registration under the Investment Company Act of 1940, as amended; the impact of adverse real estate, mortgage or housing markets; the impact of adverse legislative or regulatory tax changes and other risks and uncertainties detailed in the “Risk Factors” and other sections described from time to time in the Company’s current and future filings with the Securities and Exchange Commission. In addition, financial risks such as liquidity, interest rate and credit risks could influence future results. The foregoing list of factors should not be construed as exhaustive.

The statements made in this press release are current as of the date of this press release only. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, whether as a result of new information, future events or otherwise.

Altisource Residential Corporation
Consolidated Statements of Operations
(In thousands, except share and per share amounts)

	Three months ended December 31, 2016	Three months ended December 31, 2015	Year ended December 31, 2016	Year ended December 31, 2015
Revenues:
Rental revenues	$24,321	$5,672	$48,563	$13,233
Change in unrealized gain on mortgage loans	(40,603)	(42,013)	(195,909)	88,829
Net realized gain on mortgage loans	5,420	10,533	35,760	58,061
Net realized gain on mortgage loans held for sale	64	35,927	50,230	36,432
Net realized gain on real estate	22,784	14,006	117,617	50,932
Interest income	72	16	497	611
Total revenues	12,058	24,141	56,758	248,098
Expenses:
Residential property operating expenses	18,952	20,376	70,167	66,266
Real estate depreciation and amortization	14,237	3,080	27,027	7,472
Acquisition fees and costs	1,033	554	9,339	2,292
Selling costs and impairment	7,910	37,995	57,913	72,230
Mortgage loan servicing costs	6,635	14,357	34,595	62,346
Interest expense	16,808	14,217	53,868	53,694
Share-based compensation	794	45	1,287	184
General and administrative	1,949	1,735	10,556	10,105
Management fees to AAMC, net of reimbursements	4,941	(2,073)	19,175	22,966
Total expenses	73,259	90,286	283,927	297,555
Other (expense) income	—	—	(750)	3,518
Loss before income taxes	(61,201)	(66,145)	(227,919)	(45,939)
Income tax expense	3	13	109	66
Net loss	$(61,204)	$(66,158)	$(228,028)	$(46,005)

Loss per share of common stock – basic:
Loss per basic share	$(1.14)	$(1.18)	$(4.18)	$(0.81)
Weighted average common stock outstanding – basic	53,800,457	55,918,072	54,490,979	56,843,028
Loss per share of common stock – diluted:
Loss per diluted share	$(1.14)	$(1.18)	$(4.18)	$(0.81)
Weighted average common stock outstanding – diluted	53,800,457	55,918,072	54,490,979	56,843,028

Dividends declared per common share	$0.15	$0.10	$0.75	$1.83

Altisource Residential Corporation
Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	December 31, 2016	December 31, 2015
Assets:
Real estate held for use:
Land	$220,800	$56,346
Rental residential properties	926,320	231,167
Real estate owned	289,141	455,483
Total real estate held for use	1,436,261	742,996
Less: accumulated depreciation	(27,541)	(7,127)
Total real estate held for use, net	1,408,720	735,869
Real estate assets held for sale	133,327	250,557
Mortgage loans at fair value	460,444	960,534
Mortgage loans held for sale	108,036	317,336
Cash and cash equivalents	106,276	116,702
Restricted cash	22,947	20,566
Accounts receivable, net	34,931	45,903
Related party receivables	—	2,180
Prepaid expenses and other assets	10,166	1,126
Total assets	$2,284,847	$2,450,773
Liabilities:
Repurchase and loan agreements	$1,220,972	$763,369
Other secured borrowings	144,099	502,599
Accounts payable and accrued liabilities	51,442	32,448
Related party payables	5,266	—
Total liabilities	1,421,779	1,298,416
Commitments and contingencies	—	—
Equity:
Common stock, $0.01 par value, 200,000,000 authorized shares; 53,667,631 and 55,581,005 shares issued and outstanding as of December 31, 2016 and 2015, respectively	537	556
Additional paid-in capital	1,182,245	1,202,418
Accumulated deficit	(319,714)	(50,617)
Total equity	863,068	1,152,357
Total liabilities and equity	$2,284,847	$2,450,773